Exhibit 99.2

                 ANCHOR GAMING APPROVED TO PURCHASE UP TO 5% OF
                     POWERHOUSE TECHNOLOGIES' COMMON STOCK
          Merger With Anchor Gaming On Target For Third Quarter Close

FOR IMMEDIATE RELEASE:     Thursday, May 13, 1999

Contact: Susan J. Carstensen                Wayne Brown
         Chief Financial Officer            Senior Vice President
         Powerhouse Technologies, Inc.      Carl Thompson Associates
         877/770-7974                       800/959-9677
         e-mail:  pr@pwrh.com               e-mail: wayne@ctaonline.com

[ATLANTA] -- Powerhouse Technologies, Inc. (Nasdaq National Market: PWRH) has agreed to permit Anchor Gaming (Nasdaq National Market: SLOT) to acquire up to 5 percent of Powerhouse's common stock in open market or privately negotiated transactions. Anchor Gaming has agreed to vote all Powerhouse stock so acquired in accordance with the recommendations of Powerhouse's Board of Directors.

     Powerhouse and Anchor Gaming entered into a merger agreement on March 9, 1999. Under the terms of the merger agreement, which is subject to shareholder and regulatory approval, Anchor will acquire Powerhouse for $19.50 per share in an all-cash merger. Both companies filed for Hart-Scott-Rodino antitrust clearance as required by the Federal Trade Commission and the Justice Department, and the 30-day waiting period under the Hart-Scott-Rodino Act has expired. All other required regulatory filings have been made, and Powerhouse has scheduled a shareholder meeting for June 7, 1999 to vote on the merger. Powerhouse currently expects that the merger will close in the third quarter 1999.

     "We are happy to give Anchor the opportunity to purchase shares," said Richard M. Haddrill, Chief Executive Officer and President of Powerhouse Technologies. "It demonstrates Anchor's confidence in our business."

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     Powerhouse Technologies,  Inc., through its operating units - VLC, AWI, and
United Tote -- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries, and pari-mutuel systems throughout the world, and is a manufacturer and distributor of gaming devices for casinos. Presently, the Company's equipment and systems are in operation in the United States, Canada, Australia, Asia, Europe, South America, and the Caribbean. Powerhouse also owns and operates Sunland Park Racetrack & Casino in New Mexico. For more information about Powerhouse Technologies or its subsidiaries, please visit Powerhouse's website at: www.pwrh.com.

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The private  securities  Litigation  Reform Act of 1995 provides a "safe harbor"
for  forward-looking   statements  except  for  historical   information.   Some
statements in this release are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic conditions,
changes  or  regulation,   the  further  approval  of  regulatory   authorities,
production and/or quality control problems, demand for the products and services of the Company, and the effects of competition. These risks and uncertainties could significantly affect anticipated results in the future and actual results may differ materially from any forward-looking statements. For more information on the potential factors which could affect the Company's business and financial results, see the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances.

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